Filed pursuant to Rule 424(b)(3)

File No. 333-263759

SHEPHERD’S FINANCE, LLC

SUPPLEMENT NO. 4 DATED DECEMBER 11, 2023

TO THE PROSPECTUS DATED APRIL 26, 2023

This document supplements, and should be read in conjunction with, the prospectus of Shepherd’s Finance, LLC (the “Company,” “we,” or “our”) dated April 26, 2023, Supplement No. 1 dated May 18, 2023, Supplement No. 2 dated August 17, 2023, and Supplement No. 3 dated November 21, 2023. Unless otherwise defined in this supplement, capitalized terms used in this supplement shall have the same meanings as set forth in the prospectus.

The purpose of this supplement is to disclose:

●	an update regarding the status of our offering; and
●	an update regarding the minimum interest rate and ceiling on the Notes, as well as the current interest rates on the Notes.

Status of Our Offering

We commenced this offering of Fixed Rate Subordinated Notes (“Notes”), which is our third follow-on offering of Notes (our “Current Offering”), on September 16, 2022. As of November 30, 2023, we have issued approximately $12.7 million of Notes in our Current Offering. As of November 30, 2023, approximately $57.3 million of Notes remain available for sale to the public under our Current Offering.

We commenced our initial public offering of Notes on October 4, 2012. On September 29, 2015, we terminated our initial public offering, having issued approximately $8.25 million in Notes. We commenced our first follow-on offering of Notes (our “First Follow-on Offering”) on September 29, 2015. On March 22, 2019, we terminated our First Follow-on Offering, having issued approximately $29.99 million in Notes. We commenced our second follow-on offering of Notes (our “Second Follow-on Offering”) on March 22, 2019. On September 16, 2022, we terminated our Second Follow-on Offering, having issued approximately $34.50 million in Notes.

Change in Minimum Interest Rates, Ceilings, and Current Interest Rates for Notes

The following information should be read in conjunction with, and updates accordingly, the “Questions and Answers — How is the interest rate determined?” subsection of the prospectus, the “Prospectus Summary — The Offering” subsection of our prospectus, the “Description of Notes — Established Features of the Notes” subsection of our prospectus, and all similar discussions appearing throughout the prospectus.

Various rates will be offered by us from time to time, which will be impacted by the maturity selected by you, and will be subject to a range, as follows:

Note Maturity	Minimum Rate	Ceiling
12-Month	6%	11%
24-Month	7%	11%
36-Month	6%	9%
48-Month	8%	12%

All references to the minimum and ceiling of the interest rate for the Notes contained in our prospectus are hereby updated accordingly.

The interest rates will vary but annual interest rates as of the date of this supplement are as follows: 7.00% for 12-month Notes; 8.00% for 24-month Notes; 6.00% for 36-month Notes; and 10.00% for 48-month Notes.

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